Curtis, Mallet-Prevost, Colt & Mosle llp	Exhibit 5.1

Attorneys and Counsellors at Law
Frankfurt	Muscat	101 Park Avenue	Telephone 212-696-6000
Houston	Paris	New York, New York 10178-0061	Facsimile 212-697-1559
London	Stamford		Voice Mail 212-696-6028
Mexico City	Washington, D.C.		E-Mail info@cm-p.com
Milan			Internet www.cm-p.com

February 11, 2005

Century Aluminum Company
2511 Garden Road, Suite 200
Monterey, CA 93940

Ladies and Gentlemen:

     We have acted as special counsel to Century Aluminum Company, a Delaware corporation (the “Company”), and Berkeley Aluminum, Inc., Century Aluminum Holdings, Inc., Century Aluminum of West Virginia, Inc., Century Kentucky, Inc., Century Louisiana, Inc. and Skyliner, Inc., each a Delaware corporation, Hancock Aluminum LLC and Virgin Islands Alumina Corporation LLC, each a Delaware limited liability company, Metalsco, Ltd., a Georgia corporation, and NSA, Ltd., a Kentucky limited partnership (each individually referred to as a “Guarantor” and collectively as the “Guarantors”) in connection with the preparation of a Registration Statement on Form S-4 (Registration Statement No. 333-121729; as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an offer to exchange (the “Exchange Offer”) up to $250 million in principal amount of the Company’s 7.5% Senior Notes due 2014 (the “Exchange Notes”) for its outstanding 7.5% Senior Notes due 2014 (the “Outstanding Notes”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each a “Guarantee”) on a joint and several basis by each of the Guarantors.

     In connection herewith, we have examined and relied upon the Indenture, dated as of August 26, 2004 (the “Indenture”) among the Company, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies. We also have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and by any of the Guarantors that is not organized under the laws of Delaware.

curtis, mallet-prevost, colt & mosle llp		Century Aluminum Company
Attorneys and Counsellors at Law	Page 2	February 11, 2005

     Based upon the foregoing, it is our opinion that the Exchange Notes, upon valid tender of the Outstanding Notes to Wilmington Trust Company, as exchange agent for the Exchange Offer, and issuance of the Exchange Notes in exchange for such tendered Outstanding Notes in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, and each Guarantee in respect of the Exchange Notes will have been validly issued and will constitute a valid and binding obligation of the respective Guarantor entitled to the benefits of the Indenture, in each case subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to preferences and fraudulent transfers), moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), whether enforcement is considered in a proceeding in equity or at law, to the discretion of the court before which any proceeding therefor may be brought, to the extent that rights to indemnity may be limited by United States federal or state securities laws or the public policy underlying such laws, and to the extent that any waiver of rights or defenses contained in the Indenture or the Exchange Notes may be limited by applicable law and public policy considerations.

     This opinion is limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

     We hereby consent to the reference to our name in the Registration Statement and in the related Prospectus under the caption “Legal Matters” and to the use of the foregoing opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours

/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP